Exhibit 4.85

Power of Attorney

Pursuant to the Power of Attorney (“POA”) entered into by GONG Yu and WANG Xiaohui on January 29, 2024, Our Company, i.e. Beijing iQIYI Optical Era Technology Co., Ltd., enjoys all the shareholder voting rights at shareholders’ meetings of Beijing iQIYI Yinhua Media Co., Ltd. according to the law and the articles of association (“Target Company Voting Rights”).

With respect to the Target Company Voting Rights, Our Company hereby irrevocably authorizes iQIYI, Inc. (“Qiyi Cayman”) or any company or individual it designated within the extent permitted by the law to exercise the Target Company Voting Rights during the term of this Power of Attorney. Qiyi Cayman may delegate such voting rights to any third party it designates, without any requirement of prior written notice to Our Company.

This Power of Attorney shall become effective from January 29, 2024 and expires when the Voting Right Entrustment Agreement terminates. During the term hereof, Our Company hereby waives all the rights granted to Qiyi Cayman according hereto, and will no longer exercise such rights on ourselves. This Power of Attorney is irrevocable, and may be amended by Qiyi Cayman unilaterally.

Beijing iQIYI Optical Era Technology Co., Ltd.

[Company seal is affixed] /s/ Beijing iQIYI Optical Era Technology Co., Ltd.

January 29, 2024